Conference Call Transcript ZAGG - Q2 2011 ZAGG, Inc Earnings Conference Call Event Date/Time: Aug 15, 2011 / 12:00PM GMT

CORPORATE PARTICIPANTS

 Kim Rogers-Carrete
 Genesis Select - IR

 Robert Pederson
 ZAGG Incorporated - Chairman and CEO

 Brandon O'Brien
 ZAGG Incorporated - CFO and Principal Accounting Officer

CONFERENCE CALL PARTICIPANTS

 Mike Malouf
 Craig-Hallum Capital - Analyst

 David Griffith
 Roth Capital Partners - Analyst

 Mike Latimore
 Northland Securities - Analyst

 Jon Hickman
 Ladenburg Thalmann & Co. - Analyst

 John Chambers
 BNY Mellon - Analyst

Clarification to Conference Call

The Company would like to clarify two remarks made during the Q2 2011 earnings conference call:

•
It was noted during the conference call that the Company had negative cash flow from operations during the second quarter.  In actuality, the Company had positive cash flow from operating activities of $2.9 million for the three months ended June 30, 2011.  For the six months ended June 30, 2011, the Company had negative cash flow from operating activities of $2.2 million.

•
It was noted during the conference call that Walmart was a 10% customer of the Company.  Walmart is a significant customer of iFrogz, but as operations included in the Company’s three and six month ended June 30, 2011 statement of operations included only nine days of iFrogz operations, Walmart did not constitute a 10% revenue customer for the three and six months ended June 30, 2011.

PRESENTATION

Operator

Greetings and welcome to the ZAGG second-quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Kim Rogers-Carrete with Genesis Select Investor Relations Firm for ZAGG. Thank you, Ms. Carrete, you may begin.

 Kim Rogers-Carrete - Genesis Select - IR

 Thank you, Jackie. Good morning, ladies and gentlemen. Thank you for joining the ZAGG Inc. second-quarter 2011 conference call. On the call today from the Company are Robert G. Pederson II, President, co-Founder, and Chief Executive Officer, and ZAGG's Chief Financial Officer, Brandon O'Brien.

By now everyone should have access to the first-quarter 2011 earnings release. If you have not released your copy of the release, it can be found on the investor relations portion of the ZAGG website under the investor relations tab. This call is being webcast and a replay will be available on the Company's website through midnight, December 15, 2011.

Before we begin, we would like to remind everyone that the prepared remarks contain certain forward-looking statements and management may make additional forward-looking statement in response to your questions. These statements include but are not limited to our outlook for the company and statements that estimate or project future results of the operations or the performance of the Company. These statements do not guarantee future performance and speak only as of the date hereof.

We refer all of you to the risk factors contained in ZAGG's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements. ZAGG assumes no obligation to revise any forward-looking statements that may be made in today's release or call.

Please note that on today's call in addition to discussing the GAAP financial results and the outlook for the Company, the following non-GAAP financial measures will be discussed, EBITDA and adjusted EBITDA. An explanation of ZAGG's use of these non-GAAP financial measures in this call and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today which again can be found on the investor relations section of the Company's website.

The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP and the use of such non-GAAP measures has limitations which are detailed in the Company's press release.

And with that, I would now like to hand the call over to Robert Peterson, ZAGG's co-Founder, Chairman, and CEO. Robert?

Robert Pederson - ZAGG Incorporated - Chairman and CEO

Thank you, Kim. Good morning, everybody, and thank you for joining us today for our second-quarter 2011 conference call. We are very pleased to report record quarterly revenue.

Revenue for the quarter was $38.8 million and represents year-over-year quarterly revenue growth of 157% (sic -- see press release) compared to the second quarter last year. In the quarter we experienced robust demand for the invisibleShield, particularly for iPad, and continued strong growth in online sales especially for the ZAGGmate.

Fully diluted earnings per share for the quarter were $0.10. However, due to a number of charges specific to the quarter and the acquisition of iFrogz, we feel adjusted EBITDA is a more relevant representation of the operational performance of the business in the quarter.

Adjusted EBITDA per share was $0.35 versus $0.15 for the second quarter last year. Brandon will provide further details on all the financial metrics later in the call.

The second quarter was a turning point for ZAGG with the acquisition of iFrogz, which we announced on June 21. We are extremely happy with the performance of iFrogz that we have seen in the short time since the acquisition, both in terms of the demand for their product and the reception of the acquisition by our retail partners as well as the ongoing efficiency of their operations.

Since acquiring iFrogz, we have been working on implementing some immediate opportunities. First, we are working on implementing company-wide the inventory control system that iFrogz developed internally, which provides a high level of granularity to inventory management down to the regional and in some cases even the store level. That will allow us to manage and follow the SKUs being shipped into the retail channel from manufacturing to the end of the line. That is increasing the efficiency of our supply chain management and improving our already well-rounded logistics platform.

And other near-term integration opportunities with iFrogz that we have been focused on is rolling out of the iFrogz product lines on our website, which actually began this weekend.

ZAGG.com is now one of the top 250 US retail websites and now by carrying iFrogz, we can further capitalize on our website traffic. ZAGG.com will continue to generate strong growth for the remainder of this year. And the addition of iFrogz will help us in meeting one important element in our growth strategy, maintaining online sales at 15% or more of total revenue, even as our wholesale revenue continues to grow.

In the second quarter, we saw online sales of 22% of total sales and we are delighted with the success of our website so far this year.

In the quarter, iFrogz contributed $2.4 million in sales in nine days. Looking out over the next few quarters, we expect to see audio increase as a percentage of sales for iFrogz as iFrogz largest customer has increased orders for the air pollution line of headphones and buds, the youth-oriented value-priced offering in the iFrogz audio line.

Case sales continue to be strong and iFrogz continues to innovate and collaborate with ZAGG on new product introductions.

We also announced in the quarter a master licensing agreement with Logitech for the ZAGGmate. We are on track with the rollout of the Logitech keyboard case by ZAGG and feel confident that Logitech will meet or exceed the minimum sales requirements under the agreement. Currently the keyboard case is in several new retail locations nationally. We are most excited about the advances that Logitech has made on the international front with the product line. Logitech now has six versions of the keyboard case available internationally with three different foreign language configurations. Our relationship with Logitech remains strong.

For ZAGG's core business in the quarter, the invisibleShield for smart phones and tablets continues to be our largest product category. It was 63% of sales in the quarter. We saw very strong demand in the quarter for our smudge proof and antiglare film, which is the only polyurethane film with these characteristics on the market.

As I mentioned earlier, we also saw significant growth from shields for tablets in the quarter. The number of invisible shields we are shipping on a monthly basis continues to grow and the invisibleShield brand awareness continues to expand with a growing presence in the retail channel. Consumers looking to extend the life of their mobile devices are requesting the utmost protection provided by the invisibleSHIELD patented nano memory technology film.

On a macro level, we continue to see significant sales of smart phones and tablets and we expect this trend to continue over the next few years as the compound annual global growth rate forecast for unit shipments of smart phones and tablets is expected to be around 35%.

The underlying device proliferation is an important driver for invisibleSHIELD sales and in this quarter, we saw strong growth from shields from both smart phones and tablets, particularly for tablets given the launch of the iPad 2 in the quarter. Some leading retailers that carry the invisibleSHIELD are offering installation as part of their aftermarket purchase package and this has resulted in high attachment rates on our products in these locations, thus further augmenting our growth.

In the past two years, we have seen launches and new iPhones in the third quarter, typically July. However, this year the launch of the iPhone 5 has been pushed out to the fall, which means we may not see a benefit from this new device release in the third quarter as we have in the past two years. We are uncertain how this will impact our consolidated revenues in the upcoming third quarter but feel confident that with our expanded retail distribution, new product introductions including the new ZAGGfolio, which has received excellent reviews and customer acceptance, as well as anticipation of a strong fourth quarter, we are raising our revenue guidance for 2011. Brandon will be updating you on our new guidance in his comments to follow.

Another key component of our growth is the expansion of storefronts carrying ZAGG products, which has grown from around 12,000 stores domestically in the second quarter of last year to over 22,000 in this quarter, representing year-over-year growth of 80% in storefronts.

Keep in mind we entered our first wireless retailer just last year with AT&T in Q3 of 2010, so the opportunity in wireless is a fairly recent one. In conjunction with storefront expansion, our sales growth as the number of SKUs carried in each store continues to increase. ZAGG enhances our retail relationship with training and support, with an ongoing nationwide and now UK-wide dedicated training staff that works with regional managers and sales teams to educate them on the ZAGG product features and sales opportunities. We found a direct correlation between success at the store training level and increased product sales.

Typically the invisibleSHIELD is a product that gets us in the door and from there we look to expand our offering to other ZAGG products. We have leveraged the strong relationship we have forged with our retail partners to introduce other ZAGG products into the channel and we are seeing success getting our other ZAGG accessories in the stores.

Another new product area where we saw strong growth in the quarter and is an opportunity for tremendous future growth is Android phones. Google announced in their second-quarter conference call recently that 550,000 Android phones were being activated per day. That's 16.5 million activations per month. That is a huge number even by Google standards.

To put this number in perspective, Apple is running at about 350,000 activations per day. Compared to Apple with one or two models on the market at any given time, the Android phone market is a more fragmented product market but since ZAGG is device-agnostic, we benefit from multiple Android phone offerings as competing wireless companies are offering their own phone with specific feature sets from that provider. Now we are selling the invisibleSHIELD in all national wireless retailers and many of the regional provider stores as well.

In the second quarter, ZAGG announced distribution in Sprint, the largest seller of Android phones. We also recently announced distribution in T-Mobile nationwide for the invisibleSHIELD for the T-Mobile myTouch 4G Slide, another top-selling Android phone.

In the past year, we have launched with AT&T, Verizon, Sprint, T-Mobile, Cricket, US Cellular in the wireless retail carrier segment. Each of these accounts started with only one SKU and many have now expanded into multiple SKUs and continue to expand with our dry invisibleSHIELD line.

Typically we begin with one SKU for the carrier's hottest selling device and when they see the success of the product and the acceptance by the customers, they then roll it out to their other top-selling devices. The ZAGG brand is increasingly becoming a part of the carrier's growth and we are being asked to bring more to the table. A number of carriers have now expanded into our ZAGGwipes or ZAGG Smartbuds and our ZAGGsparq.

We are also expanding into all of the carriers authorized dealer locations as more and more dealers want to mirror their corporate partners' success.

In the past year, we have seen increased awareness of our brand as a result of increased media exposure, positive product reviews, a strong Internet presence with ZAGG.com, and our ongoing support for the product in the retail channel. But the success we have seen would not be possible without a strong competitive offering in the highly fragmented mobile device accessories market and the competitive strength of the invisibleSHIELD can be attributed to a high level of product differentiation and design as well as our perceived staying power in the marketplace. No other film manufacturer, screen protection supplier offers the level of technology in their product or backs up the offering to the level that ZAGG does.

Another important competitive advantage for the invisibleSHIELD is the patent protection around our product. In the quarter we received a utility patent for wrapping mobile devices in a protective film which can now use -- and we can now use in addition to our patent on the installation kits in each in invisibleSHIELD package to protect our leadership position in the device protection segment of the mobile device accessories market.

We continue to lay the groundwork necessary to maintain our competitive advantage, brand recognition and distribution around a line of value-added products that protect, support, and enhance the smartphone and tablet experience.

This morning we announced -- we are announcing now and will put out a press release later today, announcing the closing of the HzO financing for $7 million, which funded last Friday. Just to remind you, the Company's main product, HzO WaterBlock, is a vapor deposition surface treatment technology applied to electronic circuitry that protect electronic devices for moisture damage such as water, sweat, and humidity. The leading investor in this round was Harris & Harris Group, a venture capital firm exclusively focused on investing in companies enabled by nanotechnology and micro systems.

With over 30 nanotechnology companies in their portfolio, Harris & Harris Group is one of the most active nanotechnology investors in the world. In conjunction with the closing, ZAGG also exercised the option along with its new partners to buy out NMI's interest in HzO. The investor funds will be used to finance the ongoing operations of HzO as they move forward on commercializing the technology. I am very excited about this.

I would like to end with a comment on our global growth. In the quarter we launched our Shannon, Ireland facility, which is now fully operational. We have seen a nice expansion of our business with Carphone Warehouse, which has now started to do installations in select locations. We are also shipping international Internet orders from Ireland. In the quarter, 20% of our Internet orders were from international customers.

In summary, this has been another fantastic quarter for ZAGG with a strong top and bottom line result and continued strong website sales. I couldn't do this without my outstanding team here at ZAGG and everyone here is very excited to be part of ZAGG's growth as we experience success together.

We are especially delighted to welcome all of our new team members from the iFrogz division and value the contributions they make to the overall success of our Company now.

With that, I would like to turn the call over to Brandon, our CFO, for a detailed review of the financials and our updated guidance for 2011. Brandon?

Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 Thank you, Robert, and thanks again to everyone for joining us on the call today. As stated in today's release, we will be disclosing consolidated financial results reflecting our main business unit, ZAGG Inc., and the results of our subsidiaries, iFrogz, ZAGG Europe Limited, ZAGG International, and HzO.

In the call today, I will speak only to consolidated results unless otherwise stated. The financial statement provided in today's release reflects Q2 financial details for our subsidiaries as well as consolidated results. You may refer to them for further clarification. Our quarterly reports on Form 10-Q be filed with the SEC later today. The quarter I am referring to for the purposes of today's call is Q2 2011.

Consolidated revenues for the quarter were $38.8 million versus $15.1 million in the second quarter of 2010 and $27 million in the previous quarter. This includes $2.4 million of sales from iFrogz, which represents nine days of contribution from the acquisition date of June 21.

For the quarter, 72% of sales were from our retail channel, up from 66% in the same period last year. 22% of sales were from our website versus 23% in the second quarter last year and 4% was from the kiosks and stand-alone stores versus 8% in the same quarter last year. The balance of 2% came from shipping and handling versus 3% for Q2 of 2010.

Consolidated gross profit for the quarter was $17.8 million versus $7.5 million in Q2 2010 and $13.6 million from the previous quarter, which translates into gross margins for the quarter of 46% versus 50% for Q2 2010 and 51% in the previous quarter.

Gross margins for the quarter came in line with our previous guidance. Included in cost of goods sold in the second quarter was a fair value adjustment on inventory acquired in our acquisition of iFrogz. The purchase accounting used for acquisitions requires us to fair value the inventory acquired in connection with the iFrogz acquisition as part of the purchase price allocation which will cause gross margins to be lower than historical iFrogz gross margins while we sell through that inventory.

IFrogz has historically turned their inventory approximately 4 times a year. Based on that metric, we anticipate selling through the majority of this markup inventory during the third quarter. We engaged a third-party valuation firm to help with the purchase price allocation including the fair value inventory adjustment.

Gross margins in the year-over-year comparison were also impacted by the increase in the sales mix and to the retail channel versus Q2 of 2010.

Consolidated operating income in the quarter was $4.2 million versus $3.2 million in the same period last year and the previous quarter's $4.9 million. Operating margins for the quarter were 11% versus 21% for the same quarter last year and 18% in the previous quarter. There were some nonrecurring charges specific to this quarter that impacted our operating margins for the quarter that I would like to speak to.

We incurred a charge of $1.6 million related to the modification of a previously granted stock option. Marketing, advertising, and promotion expenses were $2.6 million compared to $1 million for the quarter ended June 30, 2010 as we continued to invest heavily in advertising for the ZAGGmate productline during the quarter. iFrogz transaction fees of $1.8 million in the quarter also affected our gross margins.

The effective tax rate for the quarter was 34.5% versus 37.6% for the same period last year and 32.9% in the previous quarter. We acquired the iFrogz Europe entity, a French entity, which impacted our effective tax rate for the current quarter.

Consolidated net income attributable to stockholders in Q2 came in at $2.7 million versus $1.9 million in Q2 last year and $3.3 million in the previous quarter. Our fully diluted share count for the quarter was 27.8 million shares. Total shares issued and outstanding at June 30, 2011 was 29,271,262. At June 30, 2011, we had 1.6 million options outstanding and 1 million outstanding warrants.

We use the treasury method in calculating our diluted shares outstanding, which assumes that proceeds received from the exercise of warrants and options are used to purchase shares in the open market before new shares are issued. On a prospective basis, our diluted shares outstanding will be closer to 32 million shares.

Our fully diluted consolidated earnings per share were $0.10 for the quarter ended June 30, 2011 versus $0.08 in the same period last year and $0.13 in the previous quarter. Excluding he tax affected impact of the charges related to the acceleration of the option, the transaction fees related to the acquisition of iFrogz, and the fair value of write off of inventory of iFrogz goods sold in the quarter, second-quarter net income would have been $5.2 million or $0.19 per diluted share.

Consolidated adjusted EBITDA for the quarter came in at $9.5 million or $0.35 per diluted share. That compares to adjusted EBITDA of $3.5 million and $0.15 per diluted share for the second quarter of 2010 and $5.4 million or $0.21 per share for the previous quarter.

Turning to the balance sheet, working capital at the end of the quarter was $52.8 million compared to working capital of $23.6 million on December 31, 2010. We reported a net increase in cash for the six months ended June 30, 2011 of $11.1 million as a result of the balance available from the cash raised from financing the iFrogz acquisition. We were net users of cash in the quarter.

Accounts receivable for the quarter were $26.6 million. We are very comfortable with the creditworthiness of these customers and have every reason to believe we will receive full payment from them as we have in the past. We remain on good terms with our largest channel partners.

Overall accounts receivable increased from Q1 2011 to Q2 2011 with the addition of the iFrogz receivables. The ZAGG-related accounts receivables actually decreased by $1.5 million from Q1 2011 to Q2 2011.

Inventories for the quarter were $33.5 million, of which $15.2 million related to inventories acquired from iFrogz. The ZAGG inventories decreased from $21.2 million to $18.3 million.

Our DSOs for the quarter ended June 30, 2011 excluding the receivables acquired from iFrogz were 48.8 compared to 54.1 for the previous quarter. As noted in the press release that went out this morning, we have increased our guidance for 2011 to raise our revenue range to $160 million to $170 million from $105 million to $110 million due to the contribution from iFrogz, new product introduction, increased sales from Europe as a result of the fully operational Ireland facility, and expectations for a strong holiday sales season in the third and fourth quarter.

With the acquisition of iFrogz and the accounting treatment surrounding the inventory write up to fair value coupled with the amortization of the intangibles acquired in connection with the acquisition, gross margin and operating margin guidance isn't indicative of the two operations of the business. Management believes that adjusted EBITDA is a good measure of the underlying operations of the business. As such, we will provide adjusted EBITDA guidance for 2011 at $34 million to $36 million.

The guidance we provide is based on our outlook for demand for our products primarily the invisibleSHIELD, the ZAGGmate, and the iFrogz case and audio products, as well as our announced distribution agreement, increased contribution from Europe as a function of our new distribution facility, and the ongoing growth of the mobile device sales.

The introduction of new ZAGG products, the announcement of new retail channel partners as well as any contributions from HzO are not included in this outlook.

With that, I would like to turn the call back over to Robert.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Thank you, Brandon. With that, I would like to turn the call over to Q&A. Operator?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Mike Malouf, Craig-Hallum Capital Group.

 Mike Malouf - Craig-Hallum Capital - Analyst

Great, thanks a lot, and just a fabulous quarter, guys. Way to go.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Thanks, Mike.

 Mike Malouf - Craig-Hallum Capital - Analyst

 A question for you on the international side. I am wondering if you can give us a little bit of color on how much of the revenues came internationally? And then looking out obviously you've gotten a little bit of traction and maybe call it retraction with the Carphone Warehouse. Can you talk a little bit about that relationship and how that is rolling out and maybe where you think international can be looking out a year or so?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 You bet, Mike. It's been great to see some retraction -- I like how you put that -- with Carphone Warehouse and other accounts that we have in Europe. Since we have been able to roll out the Shannon, Ireland facility, we have been able to see a benefit on the COGS basis. We have been able to see an increased excitement and ability to train stores. They have opened up the possibilities and looking at new product and distribution and the way that we do things to mirror what we are doing in the United States closer.

So I think the whole rollout strategy in Shannon, Ireland has been successful so far and we are pretty excited about the prospects of rolling out that same strategy worldwide, not just in the UK and Europe right now, but being able to do it also in Asia, South America, the BRIC countries, and rolling forward, I think that's where a lot of opportunity still is that we have not tapped.

As far as online sales, I mentioned in my comments that website sales, about 20% of our website sales was international and overall as a Company, it's 10%, Mike.

 Mike Malouf - Craig-Hallum Capital - Analyst

 So overall international sales were 10%, up from around 5% over the last quarter?

Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Yes, so we are excited about the growth. If you look at dollar growth, that's significant growth based off of our reported number for this quarter, so the (inaudible) operations continue to be a focus for us. We see that as a great growth opportunity and we feel like we're well positioned with our facility over in Shannon.

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 So it's 10% up from 5%. You're correct.

 Mike Malouf - Craig-Hallum Capital - Analyst

 Okay, great. On the ZAGGmate relationship, can you talk to us a little bit and give us a little bit of color with regards to how that revenue is recognized and what percentage of ZAGGmates were sold either through the Logitech agreement versus the website? Because I think that those are -- you are selling the website obviously at full price and then you are getting a loyalty stream on the Logitech agreement. Maybe you could just get us some color on how that affected the quarter and how that relationship has started? That would be helpful, thanks.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 You bet. When we did the deal with Logitech, we were already -- our online sales for the ZAGGmate were already very strong and those online sales have continued to be strong. So you're right, we get the full revenue on that side on the website.

As far as the deal with Logitech, it's based on royalty and we were up-fronting the costs and manufacturing the product. The product has been now shifted over there. They are manufacturing the product now. Any costs that we put into the manufacturing during the shift, we -- they reimbursed us for.

And moving forward, they really are starting to expand. I was there meeting with our senior correlated partner there at Logitech last week, actually, and I was actually very pleased to see what is happening and how they are moving that forward.

So that was a nice report and as we continue to move ahead, I think that product will do well. And they are distributing it. We in the process have also found out that we are pretty good at manufacturing ourselves as far as keyboards and we have moved ahead on our own accord and have introduced the ZAGGfolio, which is a more comprehensive case solution with keyboard. We upgraded the keyboard and made some new changes and we have also introduced a stand-alone keyboard called the ZAGGkeys SOLO. And anyone who is on our mailing list would have seen that as a precursor prerelease with the ZAGGkeys SOLO.

We believe that we will be a significant player in the keyboard business worldwide and that our focus on tablet computers and keyboards for tablets, we are well-positioned and retailers like working with us on that front and see us as a strong manufacturer.

So I am pretty excited about our relationship with Logitech, both of where that's going, but I also feel just as excited about our ability to compete in the marketplace.

Operator

 David Griffith, Roth Capital Partners.

 David Griffith - Roth Capital Partners - Analyst

 Good morning. Robert, you touched on invisibleSHIELD. I believe you said 63% of second-quarter sales. So clearly you are getting some good traction to overuse the word with your non-invisibleSHIELD product. I realize you're not going to totally break that out but could you kind of give us maybe some of the bigger pieces in all that?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 You bet. You're right. You of course astutely pointed that out and it's interesting how -- we started out as a company 100% invisibleSHIELD. From the beginning, we wanted to introduce new products, some products were accepted better and more widespread than others and we are seeing just great traction right now with our keyboard line with the ZAGGfolio and the ZAGGmate of course -- our ZAGGsparq, our ZAGGbuds.

And then of course now with iFrogz and the way that we can diversify both in the channel with Walmart being their strongest account, we are seeing a great expansion on the iFrogz side with their audio line and cases.

So we really are diversifying as company more and more and we are seeing that even though the invisibleSHIELD continues to grow and the amount that we are shifting out on a monthly basis continues to grow, we are diversifying percentagewise and seeing great growth in the other areas. And you are right, it is reflected by the percentage of invisibleSHIELD sales.

The nice thing is as we diversify, it's not just by product line. It's also by account, bringing Walmart on and some of the other wireless carriers that are growing and increasing their SKUs with AT&T and Sprint, T-Mobile and so forth. We are diversifying across the board. We are not so dependent on any one manufacturer like Apple or others. We're not so dependent on any one channel or any one product line. So that is nice to see.

 David Griffith - Roth Capital Partners - Analyst

 I mean along those lines, how soon before we start seeing some iFrogz product for some of the other OEMs? I mean, it has really been almost all Apple on that side of the business.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Yes, that's a good question. We have actually been looking at case specific for other Android and other accounts have been requesting some of the accounts have been requesting that from iFrogz. So we've been coordinating and working together because we have all the form factors and we have measurements and have everything for all the phones. And iFrogz has been very high specific on Apple.

But you have to remember also that the majority of iFrogz sales now is in their audio line and the audio line is non-device specific and so when you are selling hundreds of thousands of units through a Walmart on a weekly basis, you are actually selling to Android. You are selling of course to Apple, but any MP3 player, you are selling all across the platform and very diversified. So the reality is the audio line is device-agnostic.

 David Griffith - Roth Capital Partners - Analyst

 Okay, and then on HzO, it sounds like that's a third-quarter event in terms of the closing of the financing. Could you just kind of lay out now what your ownership is and also kind of when you would hope to see some revenues out of HzO?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 You bet. That obviously was a lot of work and we have been anxious to get that closed. I am very excited about the new partners that we have on a financial basis but also and more importantly, on a relationship basis to be able to get to the OEMs. And Harris & Harris has amazing contacts and then our other partners have the ability international with their contacts. Most of the business they do is outside the country.

And so it definitely was a partnership. For the relatively small amount of money, total of $9 million if you include the option that was purchased as well, the due diligence that was done on HzO and the work that it took to close that was probably just as much as the iFrogz transactions, ironically.

So it has so much potential because it's the number one cause for failure in electronic devices, and there's no one out there in the marketplace doing this right now. We have the technology. We have improved the technology over the past year and moving ahead, I think that we will have a nice future.

We ended up with after all dilution and everything, after everything was said and done, we ended up -- ZAGG ownership is 47% and myself and Brandon and Derek Smith actually contributed some of our personal money on the same par basis that the other investors came in at. And we went alongside and invested alongside because we really do believe in the future of it.

And so 47% moving ahead and we do believe that there is revenue potential still at the end of this year but it's not in our guidance, as Brandon pointed out, and the end game is the OEMs. But we will get some great buzz out there and start getting the brand recognition and do what we do best with our ZAGG marketing machine.

 David Griffith - Roth Capital Partners - Analyst

 Then Brandon, the inventory, it sounds like the ZAGG inventory specifically came down about $3 million sequentially. What should we look for going forward?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 As Robert alluded to, we have got a great inventory system developed with iFrogz that we are going to be implementing. We have always taken the approach particularly with our invisibleSHIELD product line that we tend to err on the side of having more inventory rather than less. That's lest that be able to be responsive to the upside requests that we continue to receive from our channel partner. And so we have always intended to carry more inventory particularly in the raw materials so we can turn the rolls of film into any different SKU.

So we are still optimizing what that best level of inventory is. We feel like we are getting much better on the whole inventory management side of things and the addition of iFrogz is going to help us further down that road.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Just to point out, on the inventory related to iFrogz, a lot of their inventory is -- I think they are -- they are, our -- we are all of course -- we are all part of the same team but just to separate and make a distinction that a lot of their inventory is in the audio side. And these have long shelf life and are not device-specific.

And so it's better when Walmart or other big retailers bump up their POs and expect you to ship in a period of a week or two, you want to have the inventory. And that's how we have been able to get the revenue that we got this last quarter and we'll continue to see growth.

You want to have the inventory so you can have the revenue. And so like Brandon said, you want to err on the side of having more inventory than less inventory.

 David Griffith - Roth Capital Partners - Analyst

 Okay, great. Thanks, guys.

Operator

 Mike Latimore, Northland Capital.

 Mike Latimore - Northland Securities - Analyst

 Great, thanks. Very nice quarter. Did you guys have two 10% customers in the quarter or one?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

Yes, during this quarter, we had Best Buy. It was over 10% and so was Walmart.

 Mike Latimore - Northland Securities - Analyst

 Okay, got it. And then in terms of the non-invisibleSHIELD products in the quarter, is it fair to say that the keyword category was over half of that non-invisibleSHIELD? Or was there -- was it less than, say, 50% of the non-invisibleSHIELD category?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 It was a good mix, Mike. The tablet computer is particularly of course -- the iPad, which is dominating the tablet market right now. The ZAGGmate and then the ZAGGfolio introduction recently, that is where we are seeing some nice success and of course, the retail price point is higher. It's 4 times as high.

And so you are seeing a bump in the revenue of course because of that as well. But it is kind of a nice mix. Any further comment, Brandon?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 We also have -- with the iFrogz product coming on line, they only represented $2.4 million for the quarter but on a prospective basis, you are going to have a nice mix coming from them which will diversify us with cases and particularly with audio headphones.

 Mike Latimore - Northland Securities - Analyst

 Okay, then just in terms of ongoing depreciation and amortization and stock-based comp expense, can you give us some guidance on what those levels might be?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 Yes, we will have more detail obviously in the Q but we are working at our quarterly amortization of intangibles is close to $2 million. We have got accelerated amortization for the first few years based off of the analysis that we have performed and the fair value application of the purchase price. That number on a quarterly basis is about $1.8 million.

Stock-based compensation, right now we are running at about anywhere from $500,000 to $700,000 a quarter.

 Mike Latimore - Northland Securities - Analyst

 Okay. And then what are you thinking from an effective tax rate sort of second half of the year?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 You know, we had a little bit of a curveball in this quarter with the effective tax rate with the addition of the French entity over in -- with iFrogz Europe that put our effective tax rate at 35.3. We still feel like we can get some more leverage on our cash rate on a prospective basis as we move throughout the year. So we are hoping for better rates than that by the time we get to the end of the year but I think it could -- safe bet would be around that range, 35%, 36%.

 Mike Latimore - Northland Securities - Analyst

 Okay. And in terms of just your manufacturing capacity, how many ZAGGfolios do you guys produce a week at this point and where do you think that might end up?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 I would rather not get that specific at this time. We are keeping up with demand. We are ahead of demand. We have capacity. We have great relationship partners and I don't see the capacity being an issue right now and we have gotten pretty good at this. But the sales are strong and we are keeping up nicely.

One thing that we have seen with not just us but also with iFrogz is when you have this major bump up in demand and increased sales or increased POs, sometimes you have to overnight product and that will affect your cost of goods sold and as a percentage and getting product through the channel. And as fast as we continue to grow, that seems to never end. But we will be able to continue to streamline that and bring that down over time.

 Mike Latimore - Northland Securities - Analyst

 And are you going to -- is it going to primarily going to be English keyboards or are you going to do some non-English as well?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Right now we are just talking with the English keyboards, Mike, and so we are keeping it to the United States and we will see how we roll out further after that. That's where we are starting with right now.

 Mike Latimore - Northland Securities - Analyst

 And last question. How have some of your retailers, ZAGG retailers, how has their receptivity been to the iFrogz product line? Obviously you have a lot of retailers they were not in, so how are some of those discussions going?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Actually very good. We have decided to keep a separate rep in all the major retailers that we are in and kind of keep things as they are. In some of the midtier, we're actually going in and representing both lines and it's well-received.

There's not an account that has that product that is not willing to look at or bring on iFrogz. I think we brought a lot of credibility to it. The fact that we are representing and backing it up and I think the retailers that iFrogz was already in already have a lot of credibility and they saw the acceptance from the customers and the relationship with iFrogz in the way that they are able to keep up with demand and have quality products. They do a fantastic job.

 Mike Latimore - Northland Securities - Analyst

 Great, thanks a lot. Nice job.

Operator

 Jon Hickman, Ladenburg Thalmann.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Good morning. I was wondering could you go -- could you elaborate a little bit on what iFrogz does on the inventory side that you are going to try and mimic across the Company?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Yes, they've been able to develop a pretty neat system that you can actually have visual data right from your iPad. You can see on the manufacturing level how many units are being produced and how much -- what's the output on a daily basis. All the reports are succinct. You can see where it is being made and shipped and then you can utilize that in conjunction with the retail sales group and find out which stores need additional product.

And what we are trying to do and want to do is work with iFrogz and actually roll it out to all the major retailers and we have the opportunity to transform the way distribution is done and being able to go right from manufacturing to stores. A lot of stores they don't need product that the overall parent is trying to ship the same amount of SKUs, the same SKUs and same quantity to all the stores across the country. That's not always the case.

You need very specific kinds of cases or audio depending on specifically where you are. Or what California wants is different than what New York wants or Florida and based on different SKUs and colors and so being able to get that kind of granularity is the key.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Is that an internal system?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 It is.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 So they built that themselves?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 They did. We are very impressed with it and the retailers are as well.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Okay, one other question. On this round of financing for HzO, did ZAGG participate?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 ZAGG did participate, but we had a limit on how much we could participate. That is why we ended up the executives taking a piece as well because the PNC and Cerberus agreements the way that worded such there was a cap that was predetermined as far as how much we could participate and it was a $500,000 cap. And we had some expenses we were reimbursed and so forth as well. So we did up to what we could on our cap.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 So did you guys rate $7 million or $9 million?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 So $7 million was raised to put into HzO, so $7 million will be used for HzO funding. The other $2 million was used to buy out NMI's remaining interest in HzO, so they are no longer a party to the company.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Okay, so in the Q or something like that, can you -- will we be able to find out who the management team is and stuff on HzO then?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 For us for the Q, it's really a subsequent event, so it's a pretty basic disclosure. We will have a press release out later today. HzO is also putting out a press release that will give more information and more detail around -- surrounding the HzO moving forward.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Okay, and let's see, I had one more question if you would be so kind. Just so I'm clear with the accounting on the gross margin side for the iFrogz inventory, essentially all the inventory that existed when you bought them, you mark it up to fair value so the gross margin is zero (inaudible)?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 Close to zero, that's the case. So if you are looking at what's the impact for the rest of the year, we still have to burn through about $3.5 million of step up basis in inventory that's going to affect gross margins.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 And you expect to do that this third quarter?

 Brandon O'Brien - ZAGG Incorporated - CFO and Principal Accounting Officer

 We do. Like I said in my comments, they turn their inventory about every three months or four times a year. So based on that metric, we think we should be able to get through that in the third quarter.

 Jon Hickman - Ladenburg Thalmann & Co. - Analyst

 Okay, thanks very much. I will get back in the queue.

Operator

 (Operator Instructions). John Chambers, BNY Mellon.

 John Chambers - BNY Mellon - Analyst

 Good morning, Robert. Good morning, Brandon. Congrats on a good quarter. As a follow-up to Mike Latimore's question on the folio, the fact that the new folio has a removal keyboard, could you talk about your plans for additional colors, textures, sports, or school branded versions and what the timing would be for these new products and the current folio in retail?

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Absolutely, John. That's the exciting thing with the folio is that the keyboard is removable and that's part of our Apparently on that. There are a lot of folios out there on the market of different types of keyboards or cases and things. But the key of course is being -- no pun intended -- but the key is to get into retailers with it. And the reason the retailers are accepting our products and the folio is of course the company and the brand behind it and the support that we give it behind it, the quality of the product.

But also we have IP around it and one of the things that we are doing with the folio is we're going to have a whole version of colors that you can buy the actual outside encasement itself with everything from textures to school teams to colors and you can change it up. You can change it every three months. You can change it every six months, and we will have exclusive limited editions of different ones and we will actually let customers vote on our website and figure out which ones we want to make.

We can make those for pretty inexpensive and low quantities because we are not having to make the whole folio with the keyboard, which the keyboard itself is the most extensive by far part of the folio itself.

So I am pretty thrilled about how we design that and our product guys do a fantastic job. I think it will be another hit product.

 John Chambers - BNY Mellon - Analyst

 Thank you.

Operator

 Thank you. There are no further questions at this time. I would like to hand the floor back over to management for any closing comments.

 Robert Pederson - ZAGG Incorporated - Chairman and CEO

 Thank you, operator, and I would like to thank everyone here at ZAGG's for their continued hard work, dedication, and just general commitment to excellence. Thanks again for participating in today's call and for your interest in ZAGG ongoing. We appreciate your support and we look forward to speaking with you again in our next quarterly conference call. Have a great day.

Operator

 This concludes today's teleconference. You may disconnect your lines at this time. Thank you all for your participation.

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